Exhibit 4.28

DECLARATION

MOBIFON HOLDINGS B.V., a company existing and organized under the laws of The Netherlands (the “Company”), with its registered office located at (2909 LC) Capelle aan den Ijssel, Rivium Quadrant 173-177, 15th floor, The Netherlands, as shareholder in MobiFon S.A., a Romanian company having the unique code of registration 8971726 and registered with the Trade Registry under No. J40/9852/1996 (“MobiFon”), which acquired from Dargate Limited the nominal shares (the “Acquired Shares”) listed in the Annex hereto and, opposite to the Company’s name, in Schedule A attached to the Security Agreement Over Shares dated August 27, 2002 (the “Agreement”), as such has been updated by MobiFon by signing (on behalf of itself and of each of the Parties to the Agreement other than the Senior Secured Parties (as such term is defined in the Agreement), as specified under Section 2.8(c) thereof) the revised form of such Schedule A on July 1st, 2005, each Acquired Share having a nominal value of ROL 3,750 (soon to become RON 0.37 by decreasing the face value down to ROL 3,700) each, hereby declares that, under the terms of the Agreement, the nominal shares listed opposite to the Company’s name in Schedule A to the Agreement continue to make the object of the security interest created under the Agreement in favor of the Senior Secured Parties, including, without limitation, (i) the European Bank for Reconstruction and Development, (ii) Export Development Canada and (iii) Nordic Investment Bank, jointly, as security for the Secured Obligations (as defined in the Agreement) in the amount of no more than USD 2,000,000,000, on the terms and conditions set forth in the Agreement.

This Declaration is given in conformity with the provisions of Article 106 of Law No. 31/1990, republished and is governed by Romanian law.

MOBIFON HOLDINGS B.V.

By	/s/ Cristina Virtopeanu
Name: Cristina Virtopeanu
Title: attorney-in-fact

CERTIFICATION

The undersigned, James J. Jackson, as Senior Vice-President and Chief Financial Officer of MobiFon S.A., hereby certifies that the foregoing is true and correct and that the above mentioned security is registered in the Register of Shareholders of MobiFon S.A.

/s/ James J. Jackson
James J. Jackson
Senior Vice-President and Chief Financial Officer
MobiFon S.A.

[SEAL]

Annex

List of Acquired Shares

	Number of	Face value
Shareholder	Shares	per share	Series of Share Certificates	Issue
MobiFon Holdings B.V.	1,711,012	ROL 3,750 (RON 0.37)	186389472 - 188100483	9th issue